Exhibit 1.2

GLOBAL SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., THE DEPOSITORY TRUST COMPANY’S NOMINEE, AND IS DEPOSITED WITH THE BANK OF NEW YORK AS CUSTODIAN FOR THE DEPOSITORY TRUST COMPANY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO A SUCCESSOR OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEES AND ANY SUCH TRANSFERS SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Unless this Security is presented by an authorized representative of The Depositary Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any Security issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

HANSON AUSTRALIA FUNDING LIMITED

(ACN 101 589 137)

5.25% Note due 2013

No. •	CUSIP 411336 AA 8

U.S.$ •

Hanson Australia Funding Limited (ACN 101 589 137), a company incorporated under the laws of the Commonwealth of Australia (the “Company”), for value received, hereby promises to pay to the Holder hereof, at the Corporate Trust Office of The Bank of New York in the Borough of Manhattan, The City of New York, the principal sum of • Hundred Million Dollars (U.S.$ •) on March 15, 2013 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest of 5.25%, semi-annually in arrears on March 15 and September 15 of each year (assuming a 360-day year consisting of twelve 30-day months), commencing September 15, 2003 on said principal sum at said office, in like coin or currency, at the rate per annum specified in the title of this Security. Interest on this Security will accrue from the most recent payment date to which interest has been paid or duly provided for or, if no interest has been paid, from March 18, 2003, until the principal hereof has been paid or made available for payment. The interest so payable on any March 15 or September 15 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to Holder on such March 15 or September 15 or, if such March 15 or September 15 falls on a day that is not a Business Day, such interest payment date shall be the next day following March 15 or September 15 that is a Business Day.

In the event that the Company shall default in the payment of interest due on such March 15 or September 15, then this Security shall bear interest from the next preceding March 15 or September 15 to which interest has been paid or, if no interest has been paid on this Security, from March 18, 2003.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

Reverse Side

This Security is one of a duly authorized issue of Securities of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under or pursuant to an Indenture dated as of March 18, 2003, (hereinafter called the “Indenture”), duly executed and delivered by the Company and Hanson PLC, as guarantor (herein called “Parent”), to The Bank of New York, as trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, Parent and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any) and may otherwise vary as in the Indenture provided. This Security is one of a series designated as the 5.25% Notes due 2013 of the Company, initially limited in aggregate principal amount to U.S.$600,000,000.00.

If an Event of Default with respect to the Securities of this Series shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class), set forth in the Indenture, to enter into supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series; provided, that no such supplemental indenture shall change the final maturity of any Security, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest, if any, thereon, or reduce any amount payable on redemption thereof, or impair or affect the rights of any Holder to institute suit for the payment thereof, or, if the Securities provide therefor, any right of repayment at the option of the Holder without the consent of the Holder of each Security so affected or reduce the aforesaid percentage of Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holder of each Security so affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating stated maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Security affected. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor or on registration of transfer hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

The Company hereby agrees that any amounts to be paid by the Company with respect to each Security shall be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of any jurisdiction or any political subdivision or taxing authority thereof or therein, unless the Company is required so to withhold or deduct such taxes, levies, imposts or other governmental charges by law or by the interpretation or administration thereof by the relevant jurisdiction, political subdivision or taxing authority. The Company hereby further agrees that, if deduction or withholding of any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the United Kingdom or Australia or any such political subdivision or taxing authority, the Company will (subject to compliance by the Holder or beneficial owner of such Security with any relevant administrative requirements) pay such additional amount in respect of principal, premium, if any, interest, if any, and sinking fund payments, if any, as may be necessary in order that the net amounts paid to the Holder of such Security or the Trustee under this Indenture, as the case may be, after such deduction, or withholding, shall equal the respective amounts of principal, premium, if any, interest, if any, and sinking fund payments, if any, as specified in the Security, to which such Holder or the Trustee is entitled; provided, however, that the foregoing shall not apply to (i) any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for the fact that the Holder or beneficial owner of such Security is or has been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the United Kingdom or Australia or such political subdivision or otherwise having or having had some connection with the United Kingdom or Australia or such political subdivision other than the holding or ownership of a Security, or the collection of principal, premium, if any, and interest, if any, on, or the enforcement of, a Security, (ii) any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, such Security was presented more than thirty days after the date such payment became due or was provided for, whichever is later, (iii) any present or future taxes, levies, imposts or other governmental charges which are payable otherwise than by deduction or withholding from payments on or in respect of such Security, (iv) any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for (A) the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United Kingdom or Australia or any political subdivision or authority thereof by the Holder or beneficial owner of such Security or (B) the failure to make any declaration or other similar claim or to satisfy any information or reporting requirement which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the United Kingdom or Australia or such political subdivision or authority thereof as a precondition to exemption from all or part of such taxes, levies, imposts or other governmental charges (including, without limitation, in the case of (x) a Holder or beneficial owner who is a resident of Australia for tax purposes or (y) a non-resident of Australia holding such Security through a permanent establishment in Australia, the quotation of an Australian Tax File Number or an Australian Business Number), (v) any taxes, levies, imposts or other governmental charge which are payable because the Holder or any person having directly or indirectly an interest or right in respect of such Security is an “associate” of the Company as such term is defined in section 128F(9) of the Australian Income Tax Assessment Act 1936 (the “Australian Tax Act”), (vi) any taxes, levies, imposts or other governmental charge which are payable as a consequence of a determination having been made under Part IVA of the Australian Tax Act, or any modification thereof or provision substituted therefore, by the Commissioner of Taxation of Australia that withholding tax is payable in respect of a payment, (vii) any deduction or withholding which is payable as a result of or pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive, (viii) any present or future taxes, levies, imposts or other governmental charges which the Holder would have been able to avoid by presenting such Security to another paying agent, (ix) any present or future taxes, levies, imposts or other governmental charges (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of such Security had been the Holder of such Security or (B) which, if the beneficial owner of such Security held the Security as the Holder of such Security, would have been excluded pursuant to clauses (i) through (viii) inclusive above, (x) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge, or (xi) any combination of the foregoing clauses (i) through (x); and provided, further, that in the event the Company fails to pay the full amount of principal, premium, if any, interest, if any, or a sinking fund payment, if any, when due as a result of any deduction or withholding permitted by clauses (i) through (x) above, the Company shall deliver to the Trustee an Officers’ Certificate confirming that such a deduction or withholding has been made, upon which the Trustee may conclusively rely.

The Securities are issuable in registered form without coupons in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge. Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.

The Securities shall be subject to redemption at the option of the Company, in whole or in part, at any time prior to maturity at the Company’s option, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (including additional amounts payable under Section 3.1(b) of the Indenture) on the Securities to be redeemed (not including any payments of interest accrued as of the date fixed for redemption) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Indenture), plus 25 basis points, as calculated by an Independent Investment Banker (as defined in the Indenture), plus, in each case, accrued and unpaid interest (including additional amounts payable under Section 3.1(b) of the Indenture) on the Securities to be redeemed to the date fixed for redemption.

If as the result of any change in or any amendment to the laws, including any applicable double taxation treaty or convention, of the United Kingdom or Australia (or the jurisdiction where a successor corporation to the Company pursuant to Section 9.1 of the Indenture is incorporated), or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in an application or interpretation of such laws, including any applicable double taxation treaty or convention, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the Securities of such series (or, if such change or amendment is with respect to tax imposed with respect to payments from the jurisdiction in which a successor corporation to the Company pursuant to Section 9.1 of the Indenture is incorporated, such later date on which such successor corporation becomes a successor corporation), it is determined by the Company that (i) the Company would be required, pursuant to Section 3.1(b) of the Indenture, to make additional payments in respect of principal, premium, if any, interest (including additional amounts payable under Section 3.1(b) of the Indenture), if any, or sinking fund payments, if any, on the next succeeding date for the payment thereof, or (ii) any tax would be imposed (whether by way of deduction, withholding or otherwise) by the United Kingdom or Australia (or the jurisdiction of incorporation of a successor corporation to the Company pursuant to Section 9.1 of the Indenture) or by any political subdivision or taxing authority thereof or therein) upon or with respect to any principal, premium, if any, interest, if any, or sinking fund payments, if any, received or receivable by the Company from any of its Subsidiaries incorporated in, or resident for tax purposes under the laws of, the United Kingdom or Australia (or the jurisdiction of incorporation of a successor corporation to the Company pursuant to Section 9.1 of the Indenture) or (iii) based upon an opinion of independent counsel to the Company, as a result of any action taken by any taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom or Australia (or the jurisdiction where a successor corporation to the Company pursuant to Section 9.1 of the Indenture is incorporated), or any political subdivision thereof, which action is taken or brought on or after the original issuance date of the Securities of such series (or, if such action is with respect to tax imposed with respect to payments from the jurisdiction in which a successor corporation to the Company pursuant to Section 9.1 of the Indenture is incorporated, such later date on which such successor corporation becomes a successor corporation), the circumstances described in clauses (i) or (ii) would exist, the Company may, at its option, redeem such series of Securities in whole at any time at a redemption price equal to 100 percent of the principal amount thereof plus accrued interest (including additional amounts payable under Section 3.1(b) of the Indenture) to the date fixed for redemption.

No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation of the Company, either directly or through the Company or any successor corporation of the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that the Company (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer of or exchange Securities, replace stolen, lost, destroyed or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium and interest, if any, and additional amounts payable under Section 3.1(b) of the Indenture, if any, on the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

The Company’s obligations under the Securities are unconditionally guaranteed by Parent pursuant to the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

IN WITNESS WHEREOF, Hanson Australia Funding Limited has caused this instrument to be signed by its              and             .

HANSON AUSTRALIA FUNDING LIMITED

By:
Name:
Title:

By:
Name:
Title:

Dated: March ___, 2003

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: March ___, 2003	THE BANK OF NEW YORK as Trustee

By:
Authorized Signatory

NOTATION OF GUARANTEE

For value received, Hanson PLC, a company incorporated under the laws of England and Wales (“Parent”), has unconditionally guaranteed to the Holder of this Security, to the extent set forth in, and subject to the provisions of, the Indenture dated as of March 18, 2003 (the “Indenture”), among Hanson Australia Funding Limited (the “Company”), Parent and The Bank of New York, as trustee (the “Trustee”), the due and prompt payment of the principal of (and premium, if any) and interest (including overdue interest) on the Securities (as defined in the Indenture), the due and prompt payment of any sinking fund payments provided for pursuant to the terms of any such Security and the due and prompt payment of any Additional Amounts payable with respect to any such Security pursuant to the terms of the Indenture, when and as the same shall become due and payable whether at the stated maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms of such Security and of the Indenture. The obligations of Parent to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture and reference is herby made to the Indenture for the precise terms of the Guarantee.

EXECUTED as a DEED
of HANSON PLC by two directors

By:
Name:	Graham Dransfield
Title:	Director

By:
Name:	Jonathan C. Nicholls
Title:	Director

Dated: March 18, 2003